August 25, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washigton, D.C.  20549


Gentlemen:


We have read the statements in Exhibit 77K of Form N-SAR dated June 30, 2000, of Van Kampen Convertible Securities Fund and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                              Very truly yours,



                                                              ERNST & YOUNG LLP

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Exhibit 77K


Ernst & Young LLP served as the independent public accountants for the Fund's last fiscal year. The client-auditor relationship between Ernst & Young LLP and the Fund ceased as of May 8, 2000. Ernst & Young LLP reports on the financial statements for the Fund during the Fund's last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years and any subsequent interim period, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report.